[Form of Report of Election/Notice Sent to Bank Members]

MEMBER ANNOUNCEMENT –

RESULTS OF 2020 FEDERAL HOME LOAN BANK OF PITTSBURGH DIRECTOR ELECTION

The Federal Home Loan Bank of Pittsburgh (“FHLBank”) is pleased to announce the winners of the 2020 Board of Directors Election. Pennsylvania members elected two Member Directors. In the district-wide Public Interest Independent Director elections, Delaware, Pennsylvania, and West Virginia members voted to elect two Independent Public Interest Directors.1

PENNSYLVANIA MEMBER DIRECTOR ELECTION

Pennsylvania members voted to fill two expiring Pennsylvania Member Directorships. The following individuals were elected as Pennsylvania Member Directors:

James V. DioniseMars Bank

President & CEO145 Grand Avenue

Mars, PA 16046

FHFA ID: 9438

Brendan J. McGillHarleysville Bank

President & CEO271 Main Street

Harleysville, PA 19438

FHFA ID: 7012

Messrs. Dionise and McGill shall each serve four-year terms beginning on January 1, 2021 and ending on December 31, 2024. Of the 213 Pennsylvania members eligible to vote in this election, 123 cast a ballot.

The total number of votes eligible to be cast for any one Pennsylvania Member Director nominee in this election was 5,373,157. The following summary provides the number of votes cast for each nominee:

Nominee	Votes Cast
Brendan J. McGill	2,068,637
James V. Dionise	1,798,625
Patricia A. Husic	1,330,253
Andrew W. Hasley	923,125
Robert W. McNutt	344,494
Anand Solanki	304,425
James M. Bone, Jr.	172,556

[1]	The FHLBank’s Board designated the two Independent Directorships to be filled in this 2020 Director Election as Public Interest Independent Directorships.

November 12, 2020

PUBLIC INTEREST INDEPENDENT DIRECTOR ELECTION

The FHLBank held a district-wide election for two Public Interest Independent Directors to fill two expiring Independent Directorships. The following individuals were elected:

Romulo L. (“Romy”) Diaz, Jr., Esq.

Principal – Turtle on Post LLC

Dr. Howard B. Slaughter, Jr.

President & CEO – Habitat for Humanity of Greater Pittsburgh

Mr. Diaz and Dr. Slaughter will each serve a four-year term beginning on January 1, 2021 and ending on December 31, 2024. Of the 286 members district-wide eligible to vote in this election, 143 cast a ballot in the Independent Director election.

The total number of votes eligible to be cast for each Public Interest Independent Director nominee in this election was 6,986,455. The following were the votes cast:

Nominee	Votes Cast
Romulo L. (“Romy”) Diaz, Jr., Esq.	4,378,470
Dr. Howard B. Slaughter, Jr.	4,243,395

Please note that pursuant to Federal Housing Finance Agency regulation, members who vote do so by casting all of their shares of FHLBank stock that they were required to hold as of December 31, 2019 for each open Directorship to be filled up to the applicable state average. Each Pennsylvania member was eligible to vote their shares one time for each of the two open Pennsylvania Member Directorships and once for each of the Public Interest Independent Director candidates. Delaware and West Virginia members were eligible to vote their shares once for each of the Public Interest Independent Director candidates.